Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the registration statements (Nos. 333‑84779, 333‑110061, 333‑142743, 333-155298, 333-176283, and 333-193414) on Form S-8, the registration statement (No. 333-177908) on Form S-3, and the registration statement (No. 333-165270) on Form S-4 of Regal Beloit Corporation of our report dated December 15, 2014, with respect to the consolidated and combined balance sheets of Power Transmission Solutions (a business unit of Emerson Electric Co.) as of September 30, 2014 and 2013, and the related consolidated and combined statements of earnings and comprehensive income, invested equity and cash flows for each of the years in the two-year period ended September 30, 2014, which report appears in the Form 8‑K/A of Regal Beloit Corporation dated April 16, 2015.
/s/ KPMG LLP
Cincinnati, Ohio
April 16, 2015